[EUROPA CRUISES CORPORATION LETTERHEAD]


                         REJECT THE DISSIDENT COMMITTEE



                                                                   April 4, 1997


Dear Shareholder:

         A small, self-appointed "committee" of dissidents has commenced an unnecessary and expensive proxy contest in an effort to take over control of your Company's Board of Directors at the annual meeting of shareholders scheduled for April 18, 1997. This so-called "committee" offers no credible plans or suggestions to improve your Company's operations, its candidates own no shares of Europa stock, its members and candidates have far more experience in bankrupting companies than in cruise ship gaming, and one of its members has a history of conspiring against the interests of all Europa stockholders for his own personal enrichment.

         We believe that handing over control of your Company to this group would be disastrous. In your own best interests, you are strongly urged to reject this dissident bid for control of Europa. Do not return any blue card you may receive from the committee. We ask you to support your Board of Directors so that the progress at Europa Cruises can continue. Please sign, date and mail the enclosed WHITE management proxy card, which states that it is solicited on behalf of the Board of Directors, at your earliest convenience.


                  A CLOSER LOOK AT THE COMMITTEE'S CANDIDATES

         The committee tells you the collective experience of its candidates make them "well equipped" to oversee your Company's operations. Take a closer look at the "experience" of the committee's slate. You be the judge as to whether you want them responsible for the future of your investment in Europa Cruises.


         Peter J. Catalano. Mr. Catalano describes himself as a real estate developer, architect and real estate broker. In the last five years, Mr. Catalano was a general partner of five real estate limited partnerships which went bankrupt. More recently, Mr. Catalano stiffed creditors to the tune of $12 million with respect to other real estate investments, when he filed for personal bankruptcy in July 1996. But that's not all. Mr. Catalano was also founder and chairman of Gold Star International, Inc., which entered into a joint venture with another company to begin operations in the "cruise to nowhere" casino gaming business in November 1993. Less than two years later, Mr. Catalano's joint venture in the casino gaming business was bankrupt. Otherwise put, Mr. Catalano's one and only venture into the "cruise to nowhere" industry ended in disaster. You should also know that Mr. Catalano's family maintains a minority interest in Gold Star International, which is a direct competitor of your Company.

Mr. Catalano's only experience running a cruise ship operation was a total failure. Do you want him on your Board of Directors?

         Stephan A. Fitch. Although Mr. Fitch calls himself an "independent investment banker since January 1996," he lists no current affiliation in any capacity with any firm whatsoever. We suspect that Mr. Fitch can more accurately be described as "out of a job since January 1996." Although Mr. Fitch discloses "beneficial ownership" of 69,500 "shares" of Europa common stock, you should know that 100% of these "shares" represent unexercised warrants issued in connection with his prior employer's involvement in certain securities offerings made by Europa during 1994. In fact, Mr. Fitch has not seen fit to invest one dime in your Company's stock.


The committee tells you Mr. Fitch is "highly qualified" to direct the business of your Company. What do you think?


         John H. Glassey. We fully expect the committee to promote Mr. Glassey as an individual with vast experience in the gaming industry. However, a close inspection of Mr. Glassey's credentials reveals that he is nothing more than a middle manager with responsibilities in corporate development for a private casino management company. In fact, Mr. Glassey gained most of his experience in the gaming industry as an employee of a gaming supply company (not casino operations), and as a "marketing consultant" to, among other things, a manufacturer of playing cards. He is, however, well qualified to oversee bankruptcy proceedings, having gained the experience in May of 1995 as a Vice President of Corporate Development for American Gaming Entertainment, Ltd. American Gaming's subsidiary AMGAM Associates, doing business in Mississippi as Gold Shore Casino, was forced into involuntary bankruptcy. Also, like his fellow dissident candidates, Mr. Glassey does not own a single share of Europa stock.


Do you think Mr. Glassey has earned your vote?



                           REDDIEN'S SECRET SIDE DEAL

         We have just learned of a shocking development involving Charles Reddien, who recently announced he has joined the dissident committee and its efforts to take over control of your Company. Reddien, while Chairman of the Board, President and Chief Executive Officer of Europa, agreed to a secret arrangement to split any cash that he and a former lawyer for the Company received from the sale of all securities issued to either of them by Europa. This would include stock, options, or warrants issued for salaries, bonuses, or for any other purpose.


         Reddien, of course, concealed this critical information from the Europa Board and Europa shareholders.

*  How much did Reddien get from this secret deal?

*  How much did this secret deal cost Europa's shareholders?

*  What secret deals, if any, has Reddien cut this time?

*  Is this the man you want running your Company yet again?

* Committee candidate Stephan Fitch is a former business partner and close personal friend of Reddien. Does Reddien have any secret "understanding" with Fitch with respect to future investment banking business or anything else for that matter?

* One of the committee's "goals" is to develop the Company's Diamondhead Mississippi property. Does Reddien have any secret "understanding" with Catalano with respect to the sale or development of this valuable asset?

   Remember Catalano's experience in real estate -- five real estate limited partnerships BANKRUPT in less than five years.


                        THE COMMITTEE'S NON-PROGRAM


         Perhaps the most telling evidence of the committee's utter incompetence to direct your Company's operations is the stated plans of its candidates if they are elected as Europa's new directors. Please review the plans of the committee's director candidates (taken directly from the committee's proxy statement) and what they mean to us:


The Committee's Plans                          Our Translation
---------------------                          ---------------
Review the Company's affairs in detail and     We  haven't  a clue as to what we
take such action  as  they deem  advisable     are going to do.  Just  hand over
and in the best  interest of  stockholders     control of the Company and  trust
with a view to improving stockholder value.    us.
The actions of the committee's slate will depend largely on the results of such review.

The committee was formed to seek and share     We  don't know anything about the
information  regarding  the  Company,   to     Company, but we intend to discuss
pursue  discussions of mutual concerns and     whether  we  should  have further
to  discuss  and  to  consider  whether to     disscussions.
pursue discussions with, or make recom-mendations to the Company's management, as well as what other steps might be appropri-ate in the interests of the Company and its stockholders.


                      ABOUT THE COMMITTEE'S COMPLAINTS

         In a desperate attempt to get your vote, the committee freely attacks your Board and management and expresses concerns about certain actions, some of which are attributable to prior management. Let's set the record straight. Here are the facts the committee either conveniently ignores or does not understand.


1. Increase in Outstanding Shares. The committee complains about an increase in the Company's outstanding shares, claiming the issuance of new shares has had a dilutive effect on stockholders.

FACT: 75% of these shares were issued by prior management, including Reddien's regime. The current Board only issued shares when the Company had an immediate and urgent need for cash, primarily to pay costs associated with dry-docking the Company's vessels to comply with U.S. Coast Guard regulations and safety requirements. Without the cash for the required repairs and maintenance, your Company's ships would have sat idle, destroying your Company's revenue stream. Your Company tried to raise cash through various other means, but was entirely unsuccessful. Given the financial condition of the Company at the time, the alternative to issuing new shares was bankruptcy.

2. Granting of Stock Options to Deborah Vitale. The Committee wants you to believe that granting stock options to senior executives is somehow harmful to the interests of stockholders.

FACT: Stock options are commonly used by public companies, from the Fortune 500 to small capitalization companies, as a way to directly align the interests of officers and directors with those of shareholders. Stock options are worthless to the recipient unless the market price for the underlying stock increases above the exercise price of the option. In other words, option holders don't benefit unless all shareholders benefit generally. You should know that Ms. Vitale has devoted thousands of hours to serving as your Company's Chairman, for which she has received no compensation other than stock options. Her sole incentive is to increase the market price of Europa's stock and thereby provide value to you. The accomplishments of your Company in the two years Ms. Vitale has been Chairman are significant and are set forth later in this letter.

3. Decline in Stock Price. The committee would have you believe that the decline in the Company's stock price reflects a lack of confidence in the Company's current management.

FACT: Nothing could be further from the truth. The greatest portion of the decline in Europa's stock price occurred when Charles Reddien (whom the committee proposes to re-install as a director) was Europa's Chairman of the Board, President and Chief Executive Officer. Indeed, when their candidate Reddien became Chairman, President and Chief Executive Officer of Europa on December 14, 1992, the Company's stock closed at $5.00. When Reddien resigned on July 18, 1994, the Company's stock had plummeted to $2.12, a decline of $2.88 or 57% in value. This is the same man the dissident committee wants you to reinstate. On the other hand, when the current Board assumed control on March 20, 1995, the stock closed at $.91 per share. On February 21, 1997, when the dissident committee launched this proxy contest, Europa's stock was then trading at $1.31. Thus, excluding the decline in Europa's stock price since the committee commenced this proxy contest, the stock value had increased under the current Board by $.41 or 44%.

If your goal is to increase shareholder value, Reddien's record should supply ample proof that a vote for the dissident group is a vote for a decrease in shareholder value.

Current management welcomes your close review of the facts.



                     YOUR BOARD HAS EARNED YOUR SUPPORT


         When Europa's new Board and management team became responsible for the Company's operations on March 20, 1995, we inherited a company with significant problems caused by the operating policies and procedures implemented by prior management. Indeed, in Reddien's one and only full year as Europa's chief executive, the Company lost a record $4,336,841. We have come a long way since then. We invite you to review our accomplishments in the two short years we have been in control of the Company.

* Reversed the Company's losses. In our first full year of overseeing the Company's operations, Europa eliminated more than $1.7 million in losses to report a nearly break-even position for fiscal 1996. For the first quarter of 1997, Europa expects to report a profit of approximately $600,000. The figure would be about $100,000 higher were it not for the costs associated with the proxy contest initiated by the dissident committee.

* Reduced expenses. In 1996 alone, Europa realized savings of approximately $1.2 million from casino, food service, entertainment, and port accounting services. In addition, since Ms. Vitale assumed responsibility for legal affairs, Europa's annual litigation expenses have dropped by over $500,000.

* Accelerated development of the Diamondhead project. Two years ago, when the current board assumed control of the Company, the development of your Company's Diamondhead Mississippi project was a distant dream. Progress in Mississippi had been agonizingly slow and no permits had been obtained. As of today, Europa has obtained all but one of the permits required for construction of its destination casino resort. With the assistance of Mr. Werlin Ladner, former Hancock County Planning Commissioner and now Director of Governmental Relations for Casino World, Inc., a subsidiary of Europa, your Company is in the process of obtaining the final permit necessary from the U.S. Army Corps of Engineers.

* Negotiated an exclusive joint venture agreement with Hilton Gaming. This agreement, which give Hilton the exclusive right for a 180-day period to negotiate a joint agreement with Europa for the development of the Diamondhead site, resulted in a $400,000 nonrefundable fee paid to Europa, which we have earmarked specifically for costs and expenses relating to the Diamondhead project. This important agreement, and the related benefit to your Company, is a direct result of Ms. Vitale's negotiations with the President of Hilton Gaming Corporation.

         We ask you to judge us by our record. We are committed to hard work and growth in revenue and earnings as the only way to provide real and sustainable value to investors. We are convinced that, given the Company's excellent recent results and future prospects, the market will soon recognize the Company's potential. We strongly believe that the interests of Europa stockholders will be served best, not by the empty promises of an untested opposition group, but by the continuation of a business plan which has completely reversed the Company's downward trend, produced operating profits for the first time in years, and positioned the Company for a bright future. The results confirm that this Board has earned your support. Please sign, date and mail the enclosed WHITE management proxy today.


             On Behalf of the Board of Directors and Management

                                   Sincerely,


/s/ Lester E. Bullock                       /s/ Deborah A. Vitale
-------------------------                   -----------------------------------
Lester E. Bullock                           Deborah A. Vitale
President and Director                      Chairman of the Board of Directors

                                   IMPORTANT

         Your vote is important. Regardless of the number of shares of Europa Cruises Corporation common stock stock you own, please vote as recommended by your Board of Directors by taking these two simple steps:


     1. PLEASE SIGN, DATE and PROMPTLY MAIL the enclosed WHITE management proxy card which states that it is solicited on behalf of your Board of Directors in the postage paid envelope provided.

     2.   DO NOT RETURN ANY PROXY CARDS sent to you by the Catalano group.


         IF YOU VOTED THE COMMITTEE'S PROXY CARD BEFORE RECEIVING YOUR WHITE EUROPA MANAGEMENT PROXY CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE SIMPLY BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE MANAGEMENT PROXY CARD. ONLY YOUR LATEST DATED PROXY CARD WILL COUNT AT THE ANNUAL MEETING.


         Why do we stress the WHITE management proxy card "which states that it is solicited on behalf of your Board of Directors"? Apparently, through an "inadvertent" error by the Catalano dissident committee you may have been sent a white proxy card for their dissident slate of nominees.

                               DON'T BE CONFUSED

           The WHITE proxy card for management is clearly titled:

                         Europa Cruises Corporation

        This Proxy is solicited on behalf of the Board of Directors.


         If you own your shares in the name of a brokerage firm, only your broker can vote your shares on your behalf and only after receiving your specific instructions. Please sign, date and mail your WHITE management proxy card when you receive it from your broker. Please do so for each separate account you maintain.

         You should return your WHITE management proxy card at once to ensure that your vote is counted.


      If you have any questions or need assistance in voting your shares, please call D. F. King & Co., Inc., which is assisting us, toll-free at 1-800-769-7666.

--------------------------------------------------------------------------------
 WARNING                          WARNING                            WARNING
--------------------------------------------------------------------------------





The dissident committee wrongfully printed white proxy cards instead of blue proxy cards. These wrongly colored cards were forwarded to a number of shareholders.


Then, to compound the problem, the dissident committee instructed shareholders to throw away the white cards without WARNING shareholders to examine the cards closely.



          THANKS TO THE DISSIDENTS' "ERROR," YOU MUST BE VERY CAREFUL.



Do not throw away your white cards.  Examine them very closely.


Do not throw away the white cards that contain the following board member names if you want to vote for current management.


1. Lester E. Bullock

2. Deborah A. Vitale

3. Piers Hedley


           IF YOU NEED HELP, FEEL FREE TO CALL D.F. KING & CO., INC.

                                 1-800-769-7666




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     WARNING                       WARNING                          WARNING
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            Remember: The same group that caused all this confusion
                           wants to run your casinos!